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                          ARTICLES OF INCORPORATION

                                     OF

                           PACIFIC MULTIMEDIA, INC.



                                  ARTICLE I

    The name of the corporation is Pacific MultiMedia, Inc.

                                  ARTICLE II

    1. The total number of shares of capital stock which the corporation shall have authority to issue is thirty million (30,000,000), which shall consist of twenty five million (25,000,000) shares of Common Stock, without par value (the "Common Stock"), and five million (5,000,000) shares of Preferred Stock, without par value (the "Preferred Stock").

    The Board of Directors shall have the full authority permitted by law to divide the authorized and unissued shares of Preferred Stock into classes or series, or both, and to provide for the issuance of such shares in an aggregate amount not exceeding in the aggregate the number of shares of Preferred Stock authorized by these Articles of Incorporation, as amended from time to time; and to determine with respect to each such class and/or series the voting powers, if any (which voting powers, if granted, may be full or limited), designations, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions relating thereto, including without limiting the generality of the foregoing, the voting rights relating to shares of Preferred Stock of any class and/or series (which may be one or more votes per share or a fraction of a vote per share, which may vary over time and which may be applicable generally or only upon the happening and continuance of stated events or conditions), the rate of dividend to which holders of Preferred Stock of any class and/or series may be entitled (which may be cumulative or noncumulative), the rights of holders of Preferred Stock of any class and/or series in the event of liquidation, dissolution or winding up of the affairs of the corporation, the rights, if any, of holders of Preferred Stock of any class and/or series to convert or exchange such shares of Preferred Stock of such class and/or series for shares of any other class or series of capital stock or for any other securities, property or assets of the corporation or any Subsidiary (including the determination of the price or prices or the rate or rates applicable to such rights to convert or exchange and the adjustment thereof, the time or times during which the right to convert or exchange shall be applicable and the time or times during which a particular price or rate shall be applicable), whether or not the shares of that class and/or series shall be redeemable, and if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption


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dates, and whether any shares of that class and/or series shall be redeemed pursuant to a retirement or sinking fund or otherwise and the terms and conditions of such obligation.

    Before the corporation shall issue any shares of Preferred Stock of any class and/or series, articles of amendment in a form meeting the requirements of the Washington Business Corporation Act, as amended from time to time (the "Act"), setting forth the terms of the class and/or series and fixing the voting powers, designations, preferences, the relative, participating, optional or other special rights, if any, and the qualifications, limitations and restrictions, if any, relating to the shares of Preferred Stock of such class and/or series, and the number of shares of Preferred Stock of such class and/or series authorized by the Board of Directors to be issued shall be filed with the Secretary of State of the State of Washington in the manner prescribed by the Act, and shall become effective without any shareholder action. The Board of Directors is further authorized to increase or decrease (but not below the number of such shares of such series then outstanding) the number of shares of any class or series subsequent to the issuance of shares of that class or series.

    2. The shares of capital stock of this corporation may be issued by this corporation from time to time for such consideration as from time to time may be fixed by the Board of Directors of this corporation; and all issued shares of the capital stock of this corporation shall be deemed fully paid and non-assessable.

                                 ARTICLE III

    The street address of the registered office of the corporation in the State of Washington is 5000 Columbia Seafirst Center, 701 Fifth Avenue, Seattle, Washington 98104-7078 and the name of the registered agent of the corporation at such address is PTSGE Corp.

                                 ARTICLE IV

    A director of the corporation shall not be personally liable to the corporation or its shareholders for monetary damages for conduct as a director, except for:

         a. Acts or omissions involving intentional misconduct by the director or a knowing violation of law by the director;

         b. Conduct violating Section 23B.08.310 of the Act (which involves certain distributions by the corporation);

         c. Any transaction from which the director will personally receive a benefit in money, property, or services to which the director is not legally entitled.

    If the Act is amended to authorize corporate action further eliminating or limiting the personal liability of directors or officers, then the liability of a director or officer of the


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corporation shall be eliminated or limited to the fullest extent permitted by the Act, as so amended. The provisions of this Article IV shall be deemed to be a contract with each director and officer of the corporation who serves as such at any time while such provisions are in effect, and each director and officer entitled to the benefits hereof shall be deemed to be serving as such in reliance on the provisions of this Article IV. Any repeal or modification of this Article IV by the shareholders of the corporation shall not adversely affect any right or protection of a director or officer of the corporation with respect to any acts or omissions of such director or officer occurring prior to such repeal or modification.

                                   ARTICLE V

    1. The corporation shall indemnify its directors and officers to the full extent permitted by applicable law. The corporation shall advance expenses for such persons pursuant to the terms set forth in the Bylaws, or in a separate directors' resolution or contract.

    2. The Board of Directors may take such action as is necessary to carry out these indemnification and expense advancement provisions. The Board of Directors is expressly empowered to adopt, approve, and amend from time to time such Bylaws, resolutions, contracts, or further indemnification and expense advancement arrangements implementing these provisions as may be permitted by law, including the purchase and maintenance of insurance. Such Bylaws, resolutions, contracts, or further arrangements shall include but not be limited to implementing the manner in which determinations as to any indemnity or advancement of expenses shall be made.

    3. No amendment or repeal of this Article V shall apply to or have any effect on any right to indemnification provided hereunder with respect to acts or omissions occurring prior to such amendment or repeal.

                                  ARTICLE VI

    Shareholders of this corporation shall not have preemptive rights to acquire additional shares issued by the corporation.

                                  ARTICLE VII

    Shareholders of the corporation shall not have cumulative voting rights.


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                                ARTICLE VIII

    1. The number of directors comprising the Board of Directors of the corporation shall be specified in the Bylaws, and such number may from time to time be increased or decreased in such manner as may be prescribed in the Bylaws. The initial directors of the Company shall be James E. Campbell, III, Jerome Schneider and Robert W. McMichael who shall hold such office for such term as may be prescribed in the Bylaws.

    2. Any director, any class of directors, or the entire Board of Directors may be removed from office at any time, at a duly called meeting of shareholders, by the affirmative vote of holders of not less than a majority of the Voting Shares (as defined in Article IX, Section 3 below) of the Corporation.

    3. Vacancies in the Board of Directors, including vacancies resulting from an increase in the number of directors, shall be filled by a majority of the directors then in office, though less than a quorum, by the sole remaining director or by action of the shareholders. All directors elected to fill vacancies shall hold office for a term expiring at the annual meeting of shareholders at which the term of the class to which they have been elected expires and until his or her successor shall have been elected and qualified.
No decrease in the number of directors constituting the Board of Directors shall shorten or eliminate the term of any incumbent director.


                                 ARTICLE IX

    1. Unless otherwise provided herein, the provisions of these Articles of Incorporation may be repealed or amended upon the affirmative vote of the holders of not less than a majority of the outstanding Voting Shares of the corporation. The provisions set forth in Article VI, Article VII and this sentence of Section 1 of Article IX herein may not be repealed or amended in any respect, unless such action is approved by the affirmative vote of the holders of not less than 66-2/3% of the outstanding Voting Shares of the corporation.

    2. In furtherance and not in limitation of the powers conferred by the Act, the Board of Directors is expressly authorized to make, adopt, repeal, alter, amend, and rescind the Bylaws of the corporation by a resolution adopted by a majority of the directors. The shareholders shall also have the power to adopt, amend or repeal the Bylaws of the corporation as set forth therein.

    3. For purposes of these Articles, the following capitalized terms shall have the meanings set forth below. "Subsidiary" means any corporation or other entity of which a majority of the voting power of the capital shares entitled to vote generally in the election of Directors is owned, directly or indirectly, by the Corporation. "Voting Shares" shall mean all Common Stock and any other shares entitled to vote for the election of directors as of the date on which a determination of the number of outstanding Voting Shares is being made under these Articles of Incorporation.

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                                  ARTICLE X

    The incorporator of the Corporation is James E. Campbell, III having an address at 5000 Columbia Center, 701 Fifth Avenue, Seattle, WA 98104-7078,
Attention: PSTGE Corp.

    IN WITNESS WHEREOF, the foregoing represent a true and complete copy of the Articles of Incorporation duly adopted on behalf of Pacific MultiMedia, Inc.

PACIFIC MULTIMEDIA, INC.


By:   /s/ James E. Campbell, III
   ------------------------------------------
    James E. Campbell, III
    President and Chief Executive Officer


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